Exhibit 99.1

August 5, 2008	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

TULSA, Okla. – Aug. 5, 2008 – ONEOK, Inc. (NYSE: OKE) today announced that its second-quarter 2008 net income rose 19 percent to $41.9 million, or 39 cents per diluted share, compared with $35.2 million, or 31 cents per diluted share, in the same period last year.

Net income for the six-month period ending June 30, 2008, was $185.7 million, or $1.75 per diluted share, compared with $188.1 million, or $1.67 per diluted share, in the same period last year.

“ONEOK’s performance was driven by continued strong results in our ONEOK Partners segment, which has had another exceptional quarter as a result of higher commodity prices and increased volumes,” said John W. Gibson, ONEOK chief executive officer. “New rate mechanisms in Oklahoma continue to benefit our distribution segment. Our energy services segment had lower than expected results due to reduced transportation margins.

“Some of the internally generated growth projects in ONEOK Partners are beginning to come on line, as anticipated, providing additional income opportunities to ONEOK and long-term value to our shareholders,” Gibson added.

ONEOK raised its 2008 net income guidance to the range of $2.90 to $3.10 per diluted share from the range of $2.75 to $3.15 per diluted share. The ONEOK Partners segment’s guidance was increased to reflect its strong performance in the first half of 2008, combined with the current commodity price environment and hedges in place. The distribution segment’s 2008 income guidance has also increased, reflecting the strong performance in the first half of the year, and the energy services segment’s guidance has been reduced to reflect lower first-half 2008 results and lower anticipated transportation, storage and marketing margins. Additional information is available in exhibit A.

Operating income for the second quarter 2008 was $173.0 million, compared with $135.7 million for the second quarter 2007. The earnings increase was primarily due to higher realized commodity prices and increased NGL volumes due to new supply connections in the ONEOK Partners segment, as well as earnings from the partnership’s North System, an interstate natural gas liquids and refined petroleum products pipeline system that was acquired in October 2007.

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

This increase was partially offset by reduced transportation margins in the energy services segment, primarily from decreased transportation basis differentials between the Rocky Mountain and Mid-Continent regions.

Year-to-date 2008 operating income increased to $506.1 million, compared with $464.0 million for the same period last year. The increase was primarily due to ONEOK Partners’ higher realized commodity prices, increased NGL volumes, wider NGL product price differentials and incremental earnings received from the North System. In addition, the distribution segment benefited from new rate mechanisms in Oklahoma and Texas. These increases were partially offset by the energy services segment, which experienced lower transportation, storage and marketing margins than in the previous year.

Operating costs were $188.1 million in the second quarter 2008, compared with $175.9 million in the second quarter 2007. Operating costs for the first six months 2008 were $381.4 million, compared with $358.2 million in the same period last year. Operating costs increased for the three- and six-month periods, primarily as a result of operating expenses associated with ONEOK Partners’ acquisition of the North System, as well as increased general operating and employee-related costs in the ONEOK Partners segment.

SECOND-QUARTER 2008 SUMMARY INCLUDES:

•	Operating income of $173.0 million, compared with $135.7 million in the second quarter 2007;

•	ONEOK Partners segment operating income of $163.7 million, compared with $107.6 million in the second quarter 2007;

•	Distribution segment operating income of $12.0 million, compared with $11.8 million in the second quarter 2007;

•	Energy services segment operating loss of $4.4 million, compared with operating income of $10.2 million in the second quarter 2007;

•	Operating costs of $188.1 million, compared with $175.9 million in the second quarter 2007;

•

Distributions declared on the company’s general partner interest in ONEOK Partners of $20.9 million for the second quarter 2008; distributions declared on the company’s limited partner interest in ONEOK Partners of $44.9 million for the second quarter 2008;

•	ONEOK, on a stand-alone basis, at June 30, 2008, having $681.5 million in short-term debt, $22.3 million of cash and cash equivalents and $570.7 million of gas in storage;

•

Year-to-date ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $289.2 million, which exceeded capital expenditures and dividends of $194.7 million by $94.5 million;

•	Declaring a quarterly dividend of 40 cents in July 2008, an increase of 25 percent since January 2007;

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

•

Filing for recovery of, and a return on, the capital costs incurred between rate cases to expand and maintain the natural gas distribution system in the distribution segment’s Oklahoma and El Paso, Texas, jurisdictions for approximately $5.0 million and $1.1 million, respectively;

•	Appointing James C. Kneale president and chief operating officer of ONEOK Partners, in addition to his duties as president and chief operating officer of ONEOK, Inc.;

•	ONEOK Partners being awarded for achieving three years of excellence in employee health and safety from the Occupational Safety and Health Administration at its Mont Belvieu fractionators; and

•	ONEOK’s three distribution companies being named leading performers in emergency response by the American Gas Association.

SECOND-QUARTER 2008 BUSINESS UNIT RESULTS

ONEOK Partners

The ONEOK Partners segment’s second-quarter 2008 operating income increased 52 percent to $163.7 million, compared with $107.6 million in the second quarter last year. For the first six months 2008, operating income increased 48 percent to $314.3 million, compared with $211.9 million in the same period a year earlier.

The second-quarter and year-to-date 2008 operating income increases were primarily due to higher realized commodity prices in the natural gas gathering and processing business and increased volumes from new supply connections and wider regional product price differentials in the natural gas liquids gathering and fractionation business. In addition, earnings increased in the natural gas liquids pipelines business primarily due to the North System acquired last fall.

Second-quarter 2008 operating costs were $87.2 million, compared with $81.6 million in the second quarter 2007. Six-month 2008 operating costs were $175.2 million, compared with $157.3 million in the same period a year earlier. The increase in operating costs for the three- and six-month periods was primarily due to incremental operating expenses associated with the North System, as well as increased expenses associated with outside services, chemicals and employee-related costs.

Equity earnings from investments for the second quarter 2008 were $17.6 million, compared with $18.8 million in the same period a year earlier. The decrease was primarily a result of lower throughput from ONEOK Partners’ 50 percent interest in Northern Border Pipeline.

Equity earnings from investments for the 2008 six-month period increased to $45.4 million, compared with $42.8 million in the same period a year earlier, primarily due to higher gathering revenues in ONEOK Partners’ natural gas gathering and processing investments in the Rocky Mountain region.

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

Distribution

The distribution segment reported operating income of $12.0 million in the second quarter 2008, compared with operating income of $11.8 million in the second quarter 2007.

Second-quarter 2008 earnings increased as a result of the implementation of new capital and expense recovery mechanisms, which includes $3.8 million in Oklahoma. This increase was partially offset by higher operating costs, which were $93.9 million in the second quarter 2008, compared with $91.6 million in the second quarter 2007. The higher operating costs were primarily the result of a $3.3 million non-recurring expense reimbursement in 2007, partially offset by a reduction of $1.1 million in bad debt expense in Oklahoma and Texas during the second quarter 2008.

For the six months, operating income was $120.6 million, compared with $115.0 million in the same period a year earlier.

Six-month 2008 results reflect the implementation of new rate mechanisms, including $6.1 million in Oklahoma, primarily due to new capital and expense recovery mechanisms, and $1.3 million in Texas. Both residential and transportation volumes increased, compared with the same period in 2007. Colder temperatures in the Oklahoma and Kansas services territories resulted in the increased residential volumes.

Six-month 2008 operating costs were $188.1 million, relatively flat compared with costs in the same period a year earlier.

Energy Services

The energy services segment reported a second-quarter operating loss of $4.4 million, compared with operating income of $10.2 million in the same period in 2007.

The second-quarter 2008 earnings decline was the result of a decrease of $18.9 million in transportation margins, primarily due to decreased transportation basis differentials between the Rocky Mountain and Mid-Continent regions. This was partially offset by an increase of $2.9 million in financial trading margins and an increase of $1.9 million in storage and marketing margins.

Operating income for the six months was $69.9 million, compared with operating income of $130.3 million in the same period in 2007.

The six-month 2008 earnings decline was due primarily to $46.1 million in reduced storage and marketing margins, $11.9 million in reduced transportation margins and $4.9 million in reduced financial trading margins. Commodity prices and weather provided a more favorable environment during the first half of 2007, which improved storage margins during that period.

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

Transportation margins declined primarily due to decreased transportation basis differentials between the Rocky Mountain and Mid-Continent regions. These decreases were partially offset by $1.4 million in improved retail margins.

At June 30, 2008, total natural gas in storage was 41.2 bcf, compared with 64.4 bcf a year earlier. At July 31, 2008, total natural gas in storage was 50.2 bcf. Total natural gas storage capacity under lease was 91 bcf in the second quarter of 2008, compared with 96 bcf in the same period 2007.

The net margin for the energy services segment was derived from the following sources:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2008	2007	2008	2007
	(Thousands of dollars)
Marketing and storage, gross	$51,152	$59,172	$188,830	$236,279
Less: Storage and transportation costs	(54,283)	(45,306)	(108,558)	(98,019)

Marketing and storage, net	(3,131)	13,866	80,272	138,260
Retail marketing	2,404	3,179	7,617	6,173
Financial trading	4,900	2,013	1,149	6,029

Net margin	$4,173	$19,058	$89,038	$150,462

EARNINGS CONFERENCE CALL AND WEBCAST

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, Aug. 6, 2008, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time). The call will also be carried live on ONEOK’s and ONEOK Partners’ Web sites.

To participate in the telephone conference call, dial 866-847-7861, pass code 1250710, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s Web site, www.oneok.com, and ONEOK Partners’ Web site, www.oneokpartners.com, for 30 days. A recording will be available by phone for seven days. The playback call may be accessed at 866-837-8032, pass code 1250710.

ONEOK, Inc. (NYSE: OKE) is a diversified energy company. We are the general partner and own 47.7 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation’s premier natural gas liquids (NGL) systems, connecting much of the natural gas and NGL supply in the Mid-Continent with key market centers. ONEOK is among the largest natural gas distributors in the United States, serving more than 2

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

million customers in Oklahoma, Kansas and Texas. Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S. ONEOK is a Fortune 500 company.

For information about ONEOK, Inc., visit the Web site: www.oneok.com.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended. The forward-looking statements relate to our anticipated financial performance, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “could,” “may,” “continue,” “might,” “potential,” “scheduled” and other words and terms of similar meaning.

You should not place undue reliance on forward-looking statements. Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. Those factors may affect our operations, markets, products, services and prices. In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena on our operations, including energy sales and demand for our services and energy prices;

•	competition from other United States and Canadian energy suppliers and transporters as well as alternative forms of energy;

•	the capital intensive nature of our businesses;

•	the profitability of assets or businesses acquired by us;

•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;

•	the uncertainty of estimates, including accruals and costs of environmental remediation;

•	the timing and extent of changes in energy commodity prices;

•

the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, environmental compliance, and authorized rates or recovery of gas and gas transportation costs;

•

impact on drilling and production by factors beyond our control, including the demand for natural gas and refinery-grade crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming or changes in governmental policies and regulations due to climate change initiatives;

•

the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension expense and funding resulting from changes in stock and bond market returns;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;

•

the results of administrative proceedings and litigation, regulatory actions and receipt of expected clearances involving the OCC, KCC, Texas regulatory authorities or any other local, state or federal regulatory body, including the FERC;

•	our ability to access capital at competitive rates or on terms acceptable to us;

•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines which outpace new drilling;

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;

•	the impact and outcome of pending and future litigation;

•	the ability to market pipeline capacity on favorable terms, including the effects of:

•	future demand for and prices of natural gas and NGLs;

•	competitive conditions in the overall energy market;

•	availability of supplies of Canadian and United States natural gas;

•	availability of additional storage capacity;

•	weather conditions; and

•	competitive developments by Canadian and U.S. natural gas transmission peers;

•	performance of contractual obligations by our customers, service providers, contractors and shippers;

•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;

•

our ability to acquire all necessary rights-of-way permits and consents in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct pipelines without labor or contractor problems;

•	the mechanical integrity of facilities operated;

•	demand for our services in the proximity of our facilities;

•	our ability to control operating costs;

•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;

•	economic climate and growth in the geographic areas in which we do business;

•	the risk of a significant slowdown in growth or decline in the U.S. economy or the risk of delay in growth recovery in the U.S. economy;

•	the impact of recently issued and future accounting pronouncements and other changes in accounting policies;

•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;

•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;

•

risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of gas distribution franchises or other adverse effects caused by the actions of municipalities;

•	the impact of unsold pipeline capacity being greater or less than expected;

•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;

•	our ability to promptly obtain all necessary materials and supplies required for construction of gathering, processing, storage, fractionation and transportation facilities;

•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;

•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;

•	the impact of potential impairment charges;

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;

•	our ability to control construction costs and completion schedules of our pipelines and other projects; and

•	the risk factors listed in the reports we have filed and may file with the SEC, which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements. Other factors could also have material adverse effects on our future results. These and other risks are described in greater detail in Part I, Item 1A, Risk Factors, in our Annual Report on Form 10-K for the year ended December 31, 2007. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise. OKE-FE

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2008	2007	2008	2007
	(Thousands of dollars, except per share amounts)
Revenues	$4,172,866	$2,876,241	$9,074,942	$6,682,449
Cost of sales and fuel	3,752,038	2,508,542	8,068,202	5,749,900

Net Margin	420,828	367,699	1,006,740	932,549

Operating Expenses
Operations and maintenance	171,431	158,016	339,423	316,659
Depreciation and amortization	59,701	55,644	119,180	112,094
General taxes	16,680	17,925	42,011	41,584

Total Operating Expenses	247,812	231,585	500,614	470,337

Gain (Loss) on Sale of Assets	(4)	(369)	9	1,834

Operating Income	173,012	135,745	506,135	464,046

Equity earnings from investments	17,610	18,758	45,393	42,813
Allowance for equity funds used during construction	11,676	1,658	20,172	2,995
Other income	704	10,684	3,936	15,688
Other expense	(407)	(914)	(5,015)	(1,559)
Interest expense	(59,059)	(62,816)	(121,920)	(124,828)

Income before Minority Interests and Income Taxes	143,536	103,115	448,701	399,155

Minority interests in income of consolidated subsidiaries	(71,097)	(44,702)	(140,057)	(90,015)
Income taxes	(30,574)	(23,210)	(122,942)	(121,057)

Net Income	$41,865	$35,203	$185,702	$188,083

Earnings Per Share of Common Stock
Net Earnings Per Share, Basic	$0.40	$0.32	$1.78	$1.70
Net Earnings Per Share, Diluted	$0.39	$0.31	$1.75	$1.67

Average Shares of Common Stock (Thousands)
Basic	104,340	110,879	104,255	110,874
Diluted	106,072	112,986	105,947	112,858

Dividends Declared Per Share of Common Stock	$0.38	$0.34	$0.76	$0.68

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2008	2007
	(Thousands of dollars)
Assets

Current Assets
Cash and cash equivalents	$98,744	$19,105
Trade accounts and notes receivable, net	1,507,639	1,723,212
Gas and natural gas liquids in storage	902,129	841,362
Commodity exchanges and imbalances	156,581	82,938
Energy marketing and risk management assets	263,386	168,609
Fair value of firm commitments	221,826	19,179
Other current assets	118,222	97,070

Total Current Assets	3,268,527	2,951,475

Property, Plant and Equipment
Property, plant and equipment	8,609,681	7,893,492
Accumulated depreciation and amortization	2,133,100	2,048,311

Net Property, Plant and Equipment	6,476,581	5,845,181

Investments and Other Assets
Goodwill and intangible assets	1,042,059	1,043,773
Energy marketing and risk management assets	35,194	3,978
Investments in unconsolidated affiliates	752,952	756,260
Other assets	593,759	461,367

Total Investments and Other Assets	2,423,964	2,265,378

Total Assets	$12,169,072	$11,062,034

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Unaudited)	2008	2007
	(Thousands of dollars)
Liabilities and Shareholders’ Equity

Current Liabilities
Current maturities of long-term debt	$118,186	$420,479
Notes payable	801,493	202,600
Accounts payable	1,730,041	1,436,005
Commodity exchanges and imbalances	379,619	252,095
Energy marketing and risk management liabilities	389,542	133,903
Other current liabilities	310,717	436,585

Total Current Liabilities	3,729,598	2,881,667

Long-term Debt, excluding current maturities	4,104,994	4,215,046

Deferred Credits and Other Liabilities
Deferred income taxes	755,818	680,543
Energy marketing and risk management liabilities	127,428	26,861
Other deferred credits	495,231	486,645

Total Deferred Credits and Other Liabilities	1,378,477	1,194,049

Commitments and Contingencies

Minority Interests in Consolidated Subsidiaries	972,705	801,964

Shareholders’ Equity
Common stock, $0.01 par value: authorized 300,000,000 shares; issued 121,528,787 shares and outstanding 104,429,175 shares at June 30, 2008; issued 121,115,217 shares and outstanding 103,987,476 shares at December 31, 2007	1,215	1,211
Paid in capital	1,286,461	1,273,800
Accumulated other comprehensive loss	(113,396)	(7,069)
Retained earnings	1,517,982	1,411,492
Treasury stock, at cost: 17,099,612 shares at June 30, 2008 and 17,127,741 shares at December 31, 2007	(708,964)	(710,126)

Total Shareholders’ Equity	1,983,298	1,969,308

Total Liabilities and Shareholders’ Equity	$12,169,072	$11,062,034

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	June 30,
(Unaudited)	2008	2007
	(Thousands of dollars)
Operating Activities
Net income	$185,702	$188,083
Depreciation and amortization	119,180	112,094
Allowance for equity funds used during construction	(20,172)	(2,995)
Gain on sale of assets	(9)	(1,834)
Minority interests in income of consolidated subsidiaries	140,057	90,015
Equity earnings from investments	(45,393)	(42,813)
Distributions received from unconsolidated affiliates	39,904	57,066
Deferred income taxes	65,374	34,731
Stock-based compensation expense	14,416	17,491
Allowance for doubtful accounts	6,965	8,301
Changes in assets and liabilities (net of acquisition and disposition effects):
Trade accounts and notes receivable	194,146	311,221
Gas and natural gas liquids in storage	(85,083)	137,544
Accounts payable	261,530	11,658
Commodity exchanges and imbalances, net	53,881	15,026
Energy marketing and risk management assets and liabilities	60,977	42,110
Fair value of firm commitments	(350,626)	(34,703)
Other assets and liabilities	(106,044)	24,154

Cash Provided by Operating Activities	534,805	967,149

Investing Activities
Changes in investments in unconsolidated affiliates	6,480	(7,653)
Capital expenditures (less allowance for equity funds used during construction)	(640,048)	(281,434)
Changes in short-term investments	—	5,088
Proceeds from sale of assets	201	3,763
Proceeds from insurance	9,792	—
Other	2,450	—

Cash Used in Investing Activities	(621,125)	(280,236)

Financing Activities
Borrowing (repayment) of notes payable, net	598,893	99,000
Payment of debt	(408,789)	(3,887)
Repurchase of common stock	(29)	(390,152)
Issuance of common stock	5,786	9,081
Issuance of common units, net of discounts	146,969	—
Dividends paid	(79,212)	(75,444)
Distributions to minority interests	(97,659)	(90,491)

Cash Provided by (Used in) Financing Activities	165,959	(451,893)

Change in Cash and Cash Equivalents	79,639	235,020
Cash and Cash Equivalents at Beginning of Period	19,105	68,268

Cash and Cash Equivalents at End of Period	$98,744	$303,288

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

INFORMATION AT A GLANCE

	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Unaudited)	2008	2007	2008	2007
	(Millions of dollars)
ONEOK Partners
Net margin	$280.9	$217.6	$549.5	$422.9
Operating costs	$87.2	$81.6	$175.2	$157.3
Depreciation and amortization	$30.0	$28.0	$60.0	$55.5
Operating income	$163.7	$107.6	$314.3	$211.9
Natural gas gathered (BBtu/d)	1,185	1,188	1,188	1,178
Natural gas processed (BBtu/d)	651	619	637	614
Natural gas transported (MMcf/d)	3,455	3,333	3,706	3,639
Natural gas sales (BBtu/d)	281	273	279	271
Natural gas liquids gathered (MBbl/d)	253	224	252	217
Natural gas liquids sales (MBbl/d)	265	221	275	221
Natural gas liquids fractionated (MBbl/d)	371	349	381	334
Natural gas liquids transported (MBbl/d)	308	227	305	216
Capital expenditures	$257.5	$131.8	$524.6	$206.4
Conway-to-Mount Belvieu OPIS average price differential
Ethane/Propane mixture ($/gallon)	$0.13	$0.05	$0.11	$0.05
Natural Gas Gathering and Processing:
Realized composite NGL sales prices ($/gallon)	$1.49	$0.99	$1.41	$0.91
Realized condensate sales price ($/Bbl)	$102.77	$59.79	$95.82	$58.06
Realized natural gas sales price ($/MMBtu)	$9.42	$6.83	$8.41	$6.71
Realized gross processing spread ($/MMBtu)	$6.69	$4.55	$7.06	$4.08

Distribution
Net margin	$135.0	$130.4	$366.7	$357.6
Operating costs	$93.9	$91.6	$188.1	$187.3
Depreciation and amortization	$29.1	$27.0	$58.0	$55.2
Operating income	$12.0	$11.8	$120.6	$115.0
Customers per employee	727	733	729	739
Capital expenditures	$39.7	$42.8	$70.4	$68.2
Natural gas volumes (Bcf)
Gas Sales	22.1	24.5	102.9	103.3
Transportation	47.1	43.1	109.2	100.7
Natural gas margins
Gas Sales	$105.8	$104.5	$299.8	$298.0
Transportation	$18.8	$17.0	$46.0	$41.7

Energy Services
Net margin	$4.2	$19.1	$89.0	$150.5
Operating costs	$8.4	$8.4	$18.5	$19.1
Depreciation and amortization	$0.2	$0.5	$0.6	$1.1
Operating income (loss)	$(4.4)	$10.2	$69.9	$130.3
Natural gas marketed (Bcf)	265	258	605	595
Natural gas gross margin ($/Mcf)	$0.01	$0.07	$0.10	$0.22
Physically settled volumes (Bcf)	561	550	1,196	1,189

-more-

ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$164	$—	$164
Distribution	12	—	—	12
Energy Services	(4)	—	—	(4)
Other	1	—	—	1

Operating Income	9	164	—	173

Equity in earnings of ONEOK Partners	84	—	(84)	—
Other income (expense)	—	30	—	30
Interest expense	(24)	(35)	—	(59)
Minority interest	—	—	(71)	(71)
Income taxes	(27)	(4)	—	(31)

Net Income	$42	$155	$(155)	$42

	Six Months Ended June 30, 2008
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$314	$—	$314
Distribution	121	—	—	121
Energy Services	70	—	—	70
Other	1	—	—	1

Operating Income	192	314	—	506

Equity in earnings of ONEOK Partners	160	—	(160)	—
Other income (expense)	(1)	66	—	65
Interest expense	(49)	(73)	—	(122)
Minority interest	—	—	(140)	(140)
Income taxes	(116)	(7)	—	(123)

Net Income	$186	$300	$(300)	$186

-more-

ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

CONSOLIDATING INCOME STATEMENT

	Three Months Ended June 30, 2007
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$108	$—	$108
Distribution	12	—	—	12
Energy Services	10	—	—	10
Other	6	—	—	6

Operating Income	28	108	—	136

Equity in earnings of ONEOK Partners	50	—	(50)	—
Other income (expense)	7	23	—	30
Interest expense	(29)	(34)	—	(63)
Minority interest	—	—	(45)	(45)
Income taxes	(21)	(2)	—	(23)

Net Income	$35	$95	$(95)	$35

	Six Months Ended June 30, 2007
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating Income
ONEOK Partners	$—	$212	$—	$212
Distribution	115	—	—	115
Energy Services	130	—	—	130
Other	7	—	—	7

Operating Income	252	212	—	464

Equity in earnings of ONEOK Partners	100	—	(100)	—
Other income (expense)	11	49	—	60
Interest expense	(59)	(66)	—	(125)
Minority interest	—	—	(90)	(90)
Income taxes	(116)	(5)	—	(121)

Net Income	$188	$190	$(190)	$188

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ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries

REGULATION G GAAP RECONCILIATION

ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Six Months Ended
(Unaudited)	June 30, 2008
(Millions of dollars)
Net income	$185.7
Depreciation and amortization	59.2
Distributions received from unconsolidated affiliates	117.3
Income from equity investments, net	(159.8)
Deferred income taxes	65.4
Stock based compensation expense	14.4
Allowance for doubtful accounts	7.0

Cash flow, before changes in working capital (a)	$289.2

(a)	ONEOK, Inc. stand-alone cash flow, before changes in working capital, is a non-GAAP financial measure used by management, industry analysts, investors, lenders, and rating agencies to assess the financial performance and the operating results of our fundamental business activities. ONEOK, Inc. stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income, income from operations, or other measures of cash flow.

-more-

ONEOK Announces Higher Second-quarter 2008 Earnings;

Raises 2008 Earnings Guidance

August 5, 2008

ONEOK, Inc. and Subsidiaries	Exhibit A
EARNINGS GUIDANCE*

	Updated	Previous
	2008	2008
	Guidance	Guidance	Change
	(Millions of dollars, except per share amounts)
Operating Income
ONEOK Partners	$624	$521	$103
Distribution	186	180	6
Energy Services	142	180	(38)
Other	(3)	(2)	(1)

Operating Income	949	879	70
Other income (expense)	121	130	(9)
Interest expense	(273)	(284)	11
Minority interest	(259)	(207)	(52)
Income taxes	(219)	(205)	(14)

Net Income	$319	$313	$6

Net Earnings Per Share, Diluted	$3.00	$2.95	$0.05

Average Shares of Common Stock, Diluted (Millions)	106	106	—

Capital Expenditures
ONEOK Partners	$1,314	$945	$369
Distribution	170	170	—
Other	12	12	—

Total Capital Expenditures	$1,496	$1,127	$369

*	Amounts shown are midpoints of ranges provided.